EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

Actavis Full Year 2012 Net Revenue Increases 29% to $5.91 Billion

- 26% Increase in Full Year 2012 Non-GAAP EPS to $6.00; GAAP EPS $0.76 -

- Fourth Quarter 2012 Net Revenue of $1.75 Billion -

- Fourth Quarter 2012 Non-GAAP EPS of $1.59; GAAP EPS $0.21 -

- Company Reaffirms 2013 Forecast -

PARSIPPANY, NJ – February 19, 2013 – Actavis, Inc. (NYSE: ACT) today reported net revenue increased 13 percent to $1.75 billion for the fourth quarter 2012, compared to $1.54 billion in the fourth quarter 2011. On a non-GAAP basis, diluted earnings per share for the fourth quarter 2012 was $1.59, compared to $1.77 per diluted share in the fourth quarter 2011, a decline of 10%. GAAP earnings per diluted share for the fourth quarter 2012 were $0.21, compared to $0.75 in the prior year period. Fourth quarter 2011 earnings includes the launch of generic Lipitor® which contributed $0.64 of non-GAAP earnings per diluted share to the prior-year period compared to $0.03 in the fourth quarter of 2012.

For the fourth quarter 2012, adjusted EBITDA was $393.0 million, compared to $393.4 million for the fourth quarter 2011. Cash and marketable securities were $328.0 million as of December 31, 2012.

For the full year 2012, net revenue increased 29 percent to $5.9 billion, compared to net revenue of $4.6 billion for full year 2011. On a non-GAAP basis, 2012 earnings per diluted share increased 26% to $6.00 per diluted share compared $4.77 per diluted share in 2011. GAAP earnings per diluted share were $0.76 for the full year 2012, compared to $2.06 in 2011.

Adjusted EBITDA for the full year 2012 increased 26 percent to $1.4 billion, compared to full year 2011 adjusted EBITDA of $1.1 billion. Cash flow from operations was $665.8 million.

Fourth quarter and full year 2012 results for Actavis, Inc. include results of legacy Actavis as of November 1, 2012. Refer to the attached reconciliation tables for adjustments to GAAP earnings.

“With the close of the Actavis acquisition and combination of our two companies, under our new global name, Actavis, Inc., we are beginning 2013 on a solid commercial and financial foundation, well-positioned for sustainable long-term growth,” said Paul Bisaro, President and CEO.

“On a proforma basis for the full-year 2012, we launched more than 1,000 generic products globally, and filed more than 1,500 applications globally. Our Actavis Pharma pipeline is among the strongest in the industry with over 185 ANDAs on file with the U.S. FDA, including 49 first-to-file opportunities, of which, 33 represent potential exclusive first-to-files.”

“In our Actavis Specialty Brands business, we experienced growth from U.S. sales of our key promoted products including Rapaflo®, Crinone®, and Generess® Fe. We expanded our brand portfolio globally as we launched Rapaflo®, Gelnique®, Androderm® and Oxytrol® in Canada and prepared for launches of key branded products in Latin America. We continued to record progress in our biosimilar initiatives as we acquired a biosimilar to Herceptin® from Synthon and contributed the product to the Amgen collaboration which includes Herceptin®, Avastin®, Rituxan/MabThera® and Erbitux®. Additionally, rFSH entered into the Phase I clinical program.”

In January 2013, we acquired Uteron Pharma SA which adds three near term and three longer term projects to our Women’s Health development portfolio,” Bisaro continued.

“In 2012, we continued to utilize our strong balance sheet as we issued $3.9 billion in senior unsecured notes and completed a new $1.8 billion term loan facility at favorable rates. We are focused on repaying our debt and maintaining a strong financial foundation to support strategic growth initiatives within our global businesses,” concluded Bisaro.

Fourth Quarter and Full Year 2012 Business Segment Results

Actavis Pharma Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; $ in millions)	2012	2011	2012	2011

Product sales	$1,388.7	$1,161.4	$4,385.2	$3,320.2
Other revenue	25.4	10.9	60.9	47.0

Net revenue	1,414.1	1,172.3	4,446.1	3,367.2
Operating expenses:
Cost of sales	809.3	652.0	2,428.4	1,817.8
Research and development	90.4	60.3	255.6	227.7
Selling and marketing	129.1	42.5	281.2	156.0

Segment contribution	$385.3	$417.5	$1,480.9	$1,165.7

Segment margin	27.2%	35.6%	33.3%	34.6%

Adjusted gross profit (1)	$660.4	$513.7	$2,067.1	$1,551.2
Adjusted gross margin	46.7%	43.8%	46.6%	46.2%

(1)        Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Settlement of contingent asset acquired as part of a business acquisition (other revenue)	$—	$—	$—	$(7.4)

Net revenue from payment received relating to previously divested business	—	—	(10.9)	$(2.4)
Operational Excellence Initiative	8.9	1.2	13.6	9.4
Acquisition accounting adjustments	46.7	(7.8)	46.7	2.2

Actavis Pharma net revenue for the fourth quarter 2012 increased 21 percent to $1.4 billion primarily as a result of the inclusion of legacy Actavis as of November 1, 2012, and increased sales related to new products in key markets including generic versions of Lovenox®, Xopenex® and Adderall XR® in the U.S. This partially offset lower U.S. sales of the generic versions of Lipitor® and Toprol XL®. Fourth quarter international net revenue was $524.7 million, up 245 percent from the fourth quarter 2011, primarily as a result of the inclusion of legacy Actavis results.

Actavis Pharma R&D investment for the fourth quarter 2012 increased 50 percent to $90.4 million, as a result of the inclusion of legacy Actavis results.

For the full year 2012, Actavis Pharma net revenue increased 32 percent to $4.45 billion, including product sales of $4.39 billion and other revenue of $61.0 million, primarily due to higher international revenues as a result of the acquisitions of Ascent and the Actavis Group in January 2012 and November 2012, respectively, as well as full year sales of the authorized generic versions of Concerta® and Lipitor® in the U.S., launched in May 2011 and November 2011, respectively.

Actavis Pharma’s adjusted gross margin increased from 46.2 percent in 2011 to 46.6 percent in 2012.

Actavis Specialty Brands Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; $ in millions)	2012	2011	2012	2011

Product sales	$112.6	$100.1	$411.6	$364.9
Other revenue	19.6	20.8	70.8	76.1

Net revenue	132.2	120.9	482.4	441.0
Operating expenses:
Cost of sales	30.6	26.1	115.4	94.4
Research and development	30.7	6.9	146.2	67.7
Selling and marketing	45.3	46.5	175.5	168.6

Segment contribution	$25.6	$41.4	$45.3	$110.3

Segment margin	19.4%	34.2%	9.4%	25.0%

Adjusted gross profit (1)	$101.6	$94.8	$367.0	$347.2
Adjusted gross margin	76.9%	78.4%	76.1%	78.7%

(1) Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Acquisition and licensing	$—	$—	$—	$0.6

Actavis Specialty Brands net revenue increased 9 percent to $132.2 million in the fourth quarter. The increase was due to higher sales of key promoted products including Generess® Fe and Rapaflo® and the addition of Kadian®, which was acquired with the acquisition of Actavis Group.

Actavis Specialty Brands R&D investment in the fourth quarter increased $23.8 million due to higher in-licensing costs and increased costs related to our biosimilar product development. Actavis Specialty Brands selling and marketing expenses decreased by $1.2 million to $45.3 million in the fourth quarter, primarily due to lower promotional spending in the U.S., partially offset by higher commercial spending in Canada.

For the full year 2012, Actavis Specialty Brands segment net revenue increased 9 percent to $482.4 million, due to increased sales of Generess Fe® which was launched in the second quarter of 2011 and sales growth for key promoted products including Rapaflo® and Crinone® and the addition of Kadian®.

Actavis Specialty Brands segment adjusted gross margin for the full year 2012 was 76.1 percent, compared to 78.7 percent in 2011 as a result of product mix.

Anda Distribution Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; $ in millions)	2012	2011	2012	2011

Net revenue	$203.9	$251.4	$986.4	$776.2
Operating expenses:
Cost of sales	168.1	214.6	846.6	652.7
Selling and marketing	21.3	20.8	89.8	77.2

Segment contribution	$14.5	$16.0	$50.0	$46.3

Segment margin	7.1%	6.4%	5.1%	6.0%

Gross profit	$35.8	$36.8	$139.8	$123.5
Gross margin	17.6%	14.6%	14.2%	15.9%

Anda Distribution segment net revenue for the fourth quarter 2012 decreased 19 percent to $203.9 million compared to $251.4 million in the fourth quarter 2011 due to lower chain sales offset by new product launches. Anda Distribution segment revenue consists only of sales of third-party products and excludes sales of Actavis’ brand and generic products.

Anda Distribution segment gross margin increased 300 basis points to 17.6 percent in the fourth quarter 2012, primarily due to lower sales to large chains relative to the prior year quarter.

For the full year 2012, Anda Distribution segment net revenues increased 27 percent to $986.4 million, compared to $776.2 million in 2011. This increase was primarily due to new product launches.

Other Operating Expenses

Consolidated GAAP general and administrative expenses were $228.6 million in the fourth quarter 2012, an increase of $125.4 million from the fourth quarter 2011 due to the inclusion of legacy Actavis including certain acquisition, integration and restructuring charges. The current year period was also impacted by charges associated with a product liability settlement.

Amortization expense for the fourth quarter 2012 was $148.2 million, compared to $151.3 million in fourth quarter 2011.

For the full year 2012, consolidated GAAP general and administrative expenses were $624.9 million, compared to $353.1 million in the prior year period, an increase of $271.8 million. The increase was due to the acquisition of Ascent and the Actavis Group in January 2012 and November 2012, respectively, including costs associated with the acquisition and integration of these businesses. Litigation settlements also contributed to the year over year increase.

Amortization expense for the full year 2012 was $481.1 million, compared to $354.3 million in full year 2011, primarily due to atorvastatin and levalbuterol product rights, and amortization of product rights and other intangible assets acquired in the Actavis Group, Specifar, and Ascent acquisitions.

2013 Financial Outlook

Actavis’ estimates are based on actual results for 2012 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Actavis estimates total net revenue for 2013 of approximately $8.1 billion.

•	Total Actavis Pharma segment revenue of between $6.3 billion and $6.5 billion.

•	Total Actavis Specialty Brands segment revenue of between $550 million and $600 million.

•	Total Anda Distribution segment revenue of between $1.0 billion and $1.2 billion.

•	Adjusted non-GAAP earnings for 2013 is expected to be between $7.70 and $8.10 per diluted share.*

•	Adjusted EBITDA for 2013 is expected to be between $1.87 billion and $1.94 billion.*

*	See Tables 6 and 7 and accompanying notes.

Webcast and Conference Call Details

Actavis will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss fourth quarter and full year 2012 results, the outlook for 2013 and recent corporate developments. The dial-in number to access the call is US/Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 94810189.

A taped replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on March 5, 2013. The replay may be accessed by dialing (855) 859-2056 and entering pass code 94810189. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same pass code. To access the webcast, go to Actavis’ Investor Relations Web site at http://ir.actavis.com. A replay of the webcast will also be available.

About Actavis, Inc.

Actavis, Inc. (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. The Company has global and U.S. headquarters in Parsippany, New Jersey, USA, and international headquarters in Zug, Switzerland.

Actavis is the world’s third-largest generics prescription drug manufacturer. Operating as Actavis Pharma, the Company develops, manufactures and markets generic, branded generic, legacy brands and Over-the-Counter (OTC) products in more than 60 countries. The Company is ranked in the top 3 in 12 global markets, the top 5 in 16 global markets, and in the top 10 in 33 global markets. Actavis Pharma also develops and out-licenses generic pharmaceutical products outside the U.S. through its Medis third-party business, the world’s largest generic pharmaceutical out-licensing business. Medis has more than 300 customers globally, and offers a broad portfolio of more than 200 products.

Actavis Specialty Brands is the Company’s global branded specialty pharmaceutical business, which develops and markets a portfolio of approximately 40 products principally in the United States and Canada that are focused in the Urology and Women’s Health therapeutic categories. Actavis Specialty Brands is committed to developing and marketing biosimilars products in Women’s Health, Oncology and other therapeutic categories, and currently has a portfolio of 5 biosimilar products in development.

Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, with a capacity of approximately 44 billion units annually. Actavis Global Operations also includes Anda, Inc., the fourth-largest U.S. generic pharmaceutical product distributor in the United States.

For press release and other company information, visit Actavis’ Web site at http://www.actavis.com.

Forward-Looking Statement

Statements contained in this press release that refer to Actavis’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Actavis’ strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actavis’ performance, at times, will differ from its goals and expectations. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the legacy Actavis acquisition and the ability to recognize the anticipated synergies and benefits of the legacy Actavis acquisition; the difficulty of predicting the timing and outcome of pending patent litigation and risks that an adverse outcome in such litigation could prevent us from selling products and render Actavis liable for substantial damages; the impact of competitive products and pricing; risks related to fluctuations in foreign currency exchange rates; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Annual Report on form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended September 30, 2012 (such periodic public filings having been filed under the “Watson Pharmaceuticals, Inc.” name). Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.

Trademarks noted in this press release are the property of their respective registered owners.

The following table presents Actavis’ results of operations for the three and twelve months ended December 31, 2012 and 2011:

Table 1

Actavis, Inc.

Condensed Consolidated Statement of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net revenues	$1,750.2	$1,544.6	$5,914.9	$4,584.4

Operating expenses:
Cost of sales (excludes amortization, presented below)	1,008.0	892.7	3,390.4	2,564.9
Research and development	121.1	67.2	401.8	295.4
Selling, general and administrative	424.3	213.0	1,171.3	754.9
Amortization	148.2	151.3	481.1	354.3
Loss on asset sales and impairments, net	29.9	53.1	149.5	78.7

Total operating expenses	1,731.5	1,377.3	5,594.1	4,048.2

Operating income	18.7	167.3	320.8	536.2

Non-operating income (expense):
Interest income	1.2	0.5	2.5	2.1
Interest expense	(54.6)	(12.7)	(116.7)	(81.8)
Other income (expense), net	151.9	0.6	38.5	(0.5)

Total other income (expense), net	98.5	(11.6)	(75.7)	(80.2)

Income before income taxes and noncontrolling interest	117.2	155.7	245.1	456.0
Provision for income taxes	88.2	61.5	146.8	196.9

Net income	29.0	94.2	98.3	259.1
Loss attributable to noncontrolling interest	(1.0)	0.6	(1.0)	1.8

Net income attributable to common shareholders	$28.0	$94.8	$97.3	$260.9

Earnings per share attributable to common shareholders:
Basic	$0.22	$0.76	$0.77	$2.10

Diluted	$0.21	$0.75	$0.76	$2.06

Weighted average shares outstanding:
Basic	126.2	125.1	125.8	124.5

Diluted	130.7	127.0	128.4	126.5

The following table presents Actavis’ Condensed Consolidated Balance Sheets for the twelve months ended December 31, 2012 and 2011.

Table 2

Actavis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in millions)

	December 31,	December 31,
	2012	2011

Assets
Cash and cash equivalents	$319.0	$209.3
Marketable securities	9.0	14.9
Accounts receivable, net	1,291.5	1,165.7
Inventories, net	1,543.2	889.4
Other current assets	705.1	290.4
Property and equipment, net	1,479.8	713.7
Investments and other assets	151.9	93.0
Product rights and other intangibles, net	3,857.0	1,613.6
Goodwill	4,771.4	1,708.3

Total assets	$14,127.9	$6,698.3

Liabilities & Equity
Current liabilities	$2,708.0	$1,839.5
Long-term debt	6,257.1	848.5
Deferred income taxes and other liabilities	1,289.4	447.8
Total equity	3,873.4	3,562.5

Total liabilities and equity	$14,127.9	$6,698.3

The following table presents Actavis’ Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2012 and 2011.

Table 3

Actavis, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited; in millions)

	Twelve Months Ended
	December 31,
	2012	2011

Cash Flows From Operating Activities:
Net income	$98.3	$259.1

Reconciliation to net cash provided by operating activities:
Depreciation	97.5	93.6
Amortization	481.1	354.3
Provision for inventory reserve	62.5	44.4
Share-based compensation	48.8	39.8
Deferred income tax benefit	(159.5)	(126.9)
(Gain) loss on equity method investments	(1.3)	4.5
Gain on sale of securities	(28.8)	(0.8)
Loss on asset sales and impairment, net	58.7	76.3
Loss on foreign exchange derivatives	70.4	—
Amortization of deferred financing costs	40.6	—
Increase in allowance for doubtful accounts	2.7	2.3
Accretion of preferred stock and contingent consideration obligations	21.5	14.6
Contingent consideration fair value adjustment	(19.5)	—
Excess tax benefit from stock-based compensation	(13.7)	(14.6)
Other, net	3.3	(0.2)
Changes in assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	372.0	(590.9)
Inventories	(6.2)	(282.2)
Prepaid expenses and other current assets	(41.6)	43.5
Accounts payable and accrued expenses	(222.7)	671.8
Deferred revenue	(14.9)	(8.7)
Income and other taxes payable	(192.1)	85.5
Other assets and liabilities	8.7	(33.4)

Total adjustments	567.5	372.9

Net cash provided by operating activities	665.8	632.0

Cash Flows From Investing Activities:
Additions to property and equipment	(137.5)	(126.7)
Additions to product rights and other intangibles	(9.0)	(18.7)
Additions to investments	(5.2)	(13.6)
Proceeds from sales of property and equipment	8.0	6.7
Proceeds from sales of marketable securities and other investments	58.9	6.1
Proceeds from sales of divested products	232.5	—
Acquisition of business, net of cash acquired	(5,742.8)	(575.1)
Investment in foreign exchange derivatives	(156.7)	—
Other investing activities, net	2.8	2.3

Net cash used in investing activities	(5,749.0)	(719.0)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	5,665.5	—
Proceeds from borrowings on credit facility	375.0	400.0
Debt issuance costs	(77.8)	—
Payments on debt, including capital lease obligations	(679.7)	(428.8)
Proceeds from stock plans	18.8	54.9
Payment of contingent consideration	(105.3)	(4.5)
Repurchase of common stock	(16.1)	(14.2)
Acquisition of noncontrolling interest	(4.5)	(5.6)
Excess tax benefit from stock-based compensation	13.7	14.6

Net cash provided by financing activities	5,189.6	16.4

Effect of currency exchange rate changes on cash and cash equivalents	3.3	(2.9)

Net (decrease) increase in cash and cash equivalents	109.7	(73.5)
Cash and cash equivalents at beginning of period	209.3	282.8

Cash and cash equivalents at end of period	$319.0	$209.3

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three and twelve months ended December 31, 2012 and 2011:

Table 4

Actavis, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

GAAP to non-GAAP net income calculation

Reported GAAP net income attributable to common shareholders	$28.0	$94.8	$97.3	$260.9
Adjusted for:
Amortization	148.4	151.5	481.9	355.5
Global supply chain initiative(1)	8.3	0.9	15.1	16.3
Acquisition and licensing charges	77.9	6.7	294.6	29.5
Interest accretion on contingent liabilities	1.7	7.9	22.4	37.5
Non-cash impairment/asset sales	29.9	18.7	149.5	44.3
Non-recurring (gains) losses	(119.3)	(0.9)	(134.6)	(13.2)
Legal settlements	27.3	5.0	87.7	5.0
Income taxes on items above	5.2	(59.4)	(244.0)	(132.0)

Non-GAAP net income attributable to common shareholders	$207.4	$225.2	$769.9	$603.8

Diluted earnings per share

Diluted earnings per share - GAAP	$0.21	$0.75	$0.76	$2.06

Diluted earnings per share - Non-GAAP	$1.59	$1.77	$6.00	$4.77

Basic weighted average common shares outstanding	126.2	125.1	125.8	124.5
Effect of dilutive securities:
Dilutive share-based compensation arrangements*	4.5	1.9	2.6	2.0

Diluted weighted average common shares outstanding*	130.7	127.0	128.4	126.5

(1)	Includes accelerated depreciation charges.
*	Includes the dilutive effect of our current best estimate of 3.85 million shares issuable to the former shareholders of the Actavis Group.

The following table presents a reconciliation of reported net income for the three and twelve months ended December 31, 2012 and 2011 to adjusted EBITDA:

Table 5

Actavis, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

GAAP net income attributable to common shareholders	$28.0	$94.8	$97.3	$260.9
Plus:
Interest expense	54.6	12.7	116.7	81.8
Interest income	(1.2)	(0.5)	(2.5)	(2.1)
Provision for income taxes	88.2	61.5	146.8	196.9
Depreciation (includes accelerated depreciation)	36.8	21.3	97.5	93.6
Amortization(1)	148.4	151.5	481.9	355.5

EBITDA	354.8	341.3	937.7	986.6

Adjusted for:
Global supply chain initiative	8.4	0.2	14.4	11.0
Acquisition and licensing charges	77.8	14.9	294.1	37.7
Non-cash impairment charges	29.9	18.7	149.5	44.3
Non-recurring (gains) losses	(119.3)	(0.9)	(134.6)	(13.2)
Legal settlements	27.3	5.0	87.7	5.0
Accretion (income) expense	—	(0.1)	0.4	(0.3)
Share-based compensation	14.1	14.3	48.7	39.8

Adjusted EBITDA	$393.0	$393.4	$1,397.9	$1,110.9

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2013 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 6

Actavis, Inc.

Reconciliation Table - Forecasted Non-GAAP Earnings Per Diluted Share

(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2013
	Low	High

GAAP to Non-GAAP net income calculation

GAAP net income	$440	$490
Adjusted for:
Amortization	625	630
Global supply chain initiative	35	35
Acquisition and licensing charges	150	150
Interest accretion on contingent liability	7	7
Non-cash impairment charges
Non-recurring (gains) losses
Income taxes on items above	(222)	(224)

Adjusted Non-GAAP net income	1,035	1,088

Diluted earnings per share

Diluted earnings per share - GAAP	$3.27	$3.65

Diluted earnings per share - Non-GAAP	$7.70	$8.10

Diluted weighted average common shares outstanding*	134.4	134.4

*	Includes the maximum of 5.5 million shares potentially issuable to the former shareholders of the Actavis Group, subject to final determination of the legacy Actavis business’ 2012 Cash EBITDA as calculated in the Actavis acquisition agreement.

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2013 to adjusted EBITDA:

Table 7

Actavis, Inc.

Reconciliation Table - Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2013
	Low	High

GAAP net income	$440	$490
Plus:
Interest expense	215	215
Interest income	(1)	(1)
Provision for income taxes	185	200
Depreciation (includes accelerated depreciation)	195	195
Amortization	625	630

EBITDA	1,659	1,729

Adjusted for:
Global supply chain initiative	6	6
Acquisition and licensing charges	150	150
Non-cash impairment charges
Non-recurring (gains) losses
Share-based compensation	55	55

Adjusted EBITDA	$1,870	$1,940

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.